WILLIAM BLAIR FUNDS

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST

                    , 2021

The undersigned, being a majority of the Trustees of the William Blair Funds (the “Trust”), a Delaware statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”) do hereby amend the Declaration of Trust as follows:

WHEREAS, Section 6.2(b) of Article VI of the Declaration of Trust provides that at any time there are no shares outstanding of any particular series previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that series and the establishment and designation thereof;

WHEREAS, the Board of Trustees approved the redemption of all the outstanding shares of the William Blair Small-Mid Cap Value Fund (the “Fund”) at its February 23-24, 2021 meeting;

WHEREAS, as of the close of business on                     , 2021, no shares of the Fund are outstanding; and

WHEREAS, the Board of Trustees wishes to abolish the Fund and the establishment and designation thereof, as provided in the Declaration of Trust.

This instrument shall constitute an amendment to the Declaration of Trust, in accordance with Section 9.3 of Article IX thereof, to abolish the Fund and the establishment and designation thereof. This amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

Vann A. Avedisian	Dorri C. McWhorter
Kathleen T. Barr	Arthur J. Simon
Stephanie G. Braming	Thomas J. Skelly
Daniel N. Leib	Steven R. Zenz